Exhibit 99.1

Blucora Announces Departure of CFO and

Appointment of Rick Simonson as Special Advisor

IRVING, Texas, January 7, 2020 – Blucora, Inc. (NASDAQ: BCOR), a leading provider of tax-smart financial solutions that empower people’s goals, today announced that Davinder Athwal, Chief Financial Officer, will be stepping down from his role at the company, effective January 31, 2020, and will then be available in an advisory capacity through 2020.

“Since Davinder joined Blucora two years ago, we have made meaningful progress on our overall strategic growth plan and enhanced our position in the industry,” said John Clendening, President and Chief Executive Officer of Blucora. “From his integral role in the acquisition and integration of 1st Global to his efforts to help strengthen our balance sheet while building a talented finance and accounting team, Davinder’s efforts have helped make us a stronger and more efficient company.

The acquisition of HK Financial Services, which we announced earlier today, represents a significant milestone and one that provides an opportunity to evaluate our growth plans while reflecting on our recent accomplishments. In light of the acquisition, Davinder and I mutually agreed that now is the right time to bring a new perspective to Blucora as we enter our next phase of execution, while enabling Davinder the opportunity to pursue opportunities closer to his family. On behalf of the Board of Directors and everyone at Blucora, I want to thank Davinder for all of his contributions, and we wish him and his family all the best.”

“At the same time, I’m pleased to announce that Rick Simonson has been retained as special advisor to the company. Rick is a well-regarded, long-tenured CFO with significant technology expertise and experience scaling companies, which are among the key attributes we are looking for as we conduct a thorough search for our permanent CFO. His counsel to me and the team will be valued during the interim period.”

Rick Simonson, is an accomplished executive with extensive experience in the technology and finance industries. He retired as EVP & CFO of Sabre Corporation, a global travel & hospitality technology leader, in July 2018. Before joining Sabre, Rick served as CFO and President of business operations at Rearden Commerce, and spent 10 years with Nokia, including as their CFO, GM of the mobile phones unit and a member of their executive Board. Earlier in his career he spent 16 years in investment banking with Barclays and Bank of America. Rick currently serves on the board of directors of Electronic Arts and Cast & Crew. Rick holds an M.B.A. from Wharton School of Business at the University of Pennsylvania.

Mr. Athwal, whose departure is unrelated to Blucora’s business performance, financial reporting, or controls, will remain with Blucora to facilitate a smooth transition of duties through the end of January, then will be available in an advisory capacity through 2020. The company has initiated a process to determine a permanent successor.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, pioneering tax-smart financial solutions that empower people’s goals. Blucora operates in two segments including wealth management, through its Avantax Wealth Management business (formerly operating under the HD Vest and 1st Global brands), the No. 1 tax-focused broker-dealer, with $68 billion in total client assets as of September 30, 2019, and tax preparation, through its TaxAct business, the No. 3 tax preparation software by market share with approximately 3 million consumer and professional users. With integrated tax and wealth management, Blucora is uniquely positioned to provide better long-term outcomes for customers with holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Contact:

Bill Michalek

Blucora Investor Relations

(972) 870-6463